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                                                                   EXHIBIT 3.2


                                                    CONFORMED COPY AS FILED WITH
                                          THE SECRETARY OF STATE OF THE STATE OF
                                                       California on May 4, 2000

                            CERTIFICATE OF AMENDMENT
                                       OF
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                              APPLE COMPUTER, INC.

         Fred D. Anderson and Nancy R. Heinen certify that:

         1. They are the Executive Vice President and Chief Financial Officer, and the Senior Vice President, General Counsel and Secretary, respectively, of Apple Computer, Inc., a California corporation.

         2. Articles III of the Restated Articles of Incorporation of this corporation is amended to read in its entirety as follows:

                                      "III.

         This corporation is authorized to issue two classes of shares designated respectively "Common Stock" and "Preferred Stock". The number of shares of Common Stock which this corporation is authorized to issue is 900,000,000 and the number of shares of Preferred Stock which this corporation is authorized to issue is 5,000,000."

         3. The foregoing amendment of the Restated Articles of Incorporation of this corporation was duly approved by unanimous written consent of the Board of Directors on February 11, 2000.

         4. The foregoing amendment of the Restated Articles of Incorporation of this corporation was duly approved by the required vote of shareholders in accordance with Sections 902 and 301.5 of the California Corporations Code, at a meeting held on April 20, 2000. The corporation has 150,000 shares of non-voting Preferred Stock outstanding. The total number of shares of Common Stock outstanding at the record date for determining shareholders entitled to vote was 162,298,567. The number of shares of Common Stock voting in favor of the amendment equaled or exceeded the vote required, which was more than 50% of the Common Stock.


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         5. This corporation is a "listed corporation" within the meaning of subdivision (d) of Section 301.5 of the California Corporations Code because it has outstanding Common Stock designated as qualified for trading as a national market system security on the National Association of Securities Dealers Automatic Quotation System and had at least 800 holders of its Common Stock as of the record date of its most recent annual meeting of shareholders, which was held on April 20, 2000.

         The undersigned declare under penalty of perjury that the matters set forth in the foregoing certificate are true of their own knowledge.

         Executed at Cupertino, California on May 1, 2000.

                                              /s/ Fred D. Anderson
                                              --------------------
                                                  Fred D. Anderson
                                            EXECUTIVE VICE PRESIDENT AND
                                               CHIEF FINANCIAL OFFICER

                                               /s/ Nancy R. Heinen
                                               -------------------
                                                   Nancy R. Heinen
                                      SENIOR VICE PRESIDENT, GENERAL COUNSEL AND
                                                     SECRETARY